Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 15, 2021, relating to our audit of the consolidated financial statements, included in the Annual Report on Form 10-K of William Penn Bancorporation for the year ended June 30, 2021.

/s/ S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania

May 10, 2022